UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 21, 2004

POTLATCH CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-5313	82-0156045
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

601 W. Riverside Avenue, Suite 1100, Spokane WA	99201
(Address of principal executive offices)	(Zip Code)

509-835-1500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On October 21, 2004, Potlatch Corporation (the “Company”) and U.S. Bank National Association (“US Bank”), as Trustee, entered into a First Supplemental Indenture (the “Supplemental Indenture”), which supplements the Indenture, dated as of June 29, 2001, under which the Company issued its 10.00% Senior Subordinated Notes Due 2011 (the “Notes”).

The Supplemental Indenture amends the Indenture by eliminating substantially all of the restrictive covenants and by eliminating or modifying certain of the events of default contained in the Indenture. The specific terms of the amendments to the Indenture are set forth in Exhibit 4.4 hereto, the contents of which are incorporated in this Item 1.01. Prior to entering into the Supplemental Indenture, the Company obtained written consents to such amendments from the holders of in excess of two-thirds in aggregate principal amount of the Notes pursuant to a tender offer and consent solicitation with respect to the Notes. Pursuant to the tender offer, the Company has purchased approximately $245 million in principal amount of Notes.

There is no material relationship, other than in respect of the Supplemental Indenture and the Indenture, between US Bank and the Company or any of its affiliates, except that the Company has the following relationships with US Bank: US Bank is a participant in the syndicate of banks that are lenders under the Company’s bank credit agreement; it serves as trustee of the Company’s defined benefit pension plans; it serves as trustee under the indentures governing several debenture issues and fixed rate bonds issued by the Company; and it is the issuer of business credit cards issued to Company employees.

Item 9.01.

(c)	Exhibits

4.1	First Supplemental Indenture, dated as of October 21, 2004, to Indenture, dated as of June 29, 2001, between Potlatch Corporation and U.S. Bank National Association, as Trustee.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 27, 2004

POTLATCH CORPORATION

By:	/s/ Malcolm A. Ryerse
Malcolm A. Ryerse
Corporate Secretary

EXHIBIT INDEX

Exhibit	Description
4.1	First Supplemental Indenture, dated as of October 21, 2004, to Indenture, dated as of June 29, 2001, between Potlatch Corporation and U.S. Bank National Association, as Trustee.